Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-216005) and Form S-8 (Nos. 333-122789, 333-128048, 333-158734, 333-158736, 333-166358, 333-180932 and 333-193836) of Celanese Corporation of our report dated February 10, 2017, relating to the financial statements of National Methanol Company (Ibn Sina) as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, which is incorporated by reference in this Annual Report on Form 10-K of Celanese Corporation.

For BDO Dr. Mohamed Al-Amri & Co.

/s/ Gihad M. Al-Amri
Certified Public Accountant
Registration No. 362

Dammam, Saudi Arabia
February 9, 2018